Exhibit 99.2

News Release

Investor Contact: Phone: Email:	Don Washington Director, Investor Relations and Corporate Communications 704-731-1527 don.washington@enproindustries.com	EnPro Industries 5605 Carnegie Boulevard Charlotte, North Carolina 28209-4674 Phone: 704-731-1500 Fax: 704-731-1511 www.enproindustries.com

EnPro Industries Acquires Tara Technologies,

Creates Business Unit Dedicated to High Performance Products

CHARLOTTE, N.C., August 1, 2011 — EnPro Industries, Inc. (NYSE: NPO), a leading manufacturer of engineered industrial products, today announced it has acquired Tara Technologies Corporation, a privately-held company that offers highly engineered products and solutions to the semiconductor, aerospace, energy and medical markets. Terms of the transaction, which was completed for cash, were not disclosed.

Tara will combine with EnPro’s High Performance Seals (HPS) group to create a new EnPro business that will go to market as the Technetics Group. The group unites several highly-regarded EnPro companies with common visions, common markets and complementary products. The newly-formed unit brings expanded engineering capabilities to EnPro’s sealing products businesses and enlarges the corporation’s global manufacturing capacity. The Technetics Group will be included in EnPro’s Sealing Products segment.

“This acquisition provides an exciting opportunity for EnPro,” said Steve Macadam, president and chief executive officer. “It leverages Tara’s capabilities in assemblies, systems integration, and surface technologies with the HPS group’s experience in precision components to provide industry-leading expertise in high-performance sealing applications. The addition of Tara also brings a highly-skilled technical workforce to EnPro and will allow us to accelerate our growth in key markets.

“The Technetics Group creates a valuable platform for growth,” Macadam continued. “Tara has highly desirable engineering and product development capabilities that complement our capabilities as a solution provider for high performance applications. We are very pleased with this opportunity and we warmly welcome Tara employees to the EnPro family.”

Colm Lanigan, chief executive officer of Tara Technologies and managing partner of Tara Capital said, “Tara Technologies has a 50 year record of providing world class products to its customers. While we have expanded significantly in the past five years, we realized a larger platform would enable us to best serve our customers. We believe EnPro’s model provides the scale and resources to drive further success. EnPro and Tara share a similar focus on product excellence and the customer, making EnPro an excellent partner for the future of Tara and its employees.”

Tara Technologies, headquartered in Daytona Beach, Florida with facilities in San Carlos, California and Singapore, employs approximately 170 people. Tara Technologies was owned by an affiliate of lead investor Tara Capital Inc. and Balmoral Fund I, L.P.

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EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, components and service for reciprocating compressors, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.

Tara Capital is a New York based private investment firm founded by Colm Lanigan in 2006. Tara Capital focuses on investing in leading middle market businesses, actively partnering with management to drive growth and operational excellence. Particular areas of focus are manufacturing of engineered products and select service industries. For more information, contact colm@taracap.com.

Balmoral Fund I L.P., a Los Angeles based private equity fund advised by Balmoral Advisors LLC, invests in special situations, recapitalizations, and acquisitions of small and middle-market companies. To learn more about Balmoral, please visit www.balmoralfunds.com.